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                                                                    EXHIBIT 21.1

              Subsidiaries of Pope & Talbot, Inc. (the registrant)

                                                      State or Other
        Name of Corporation                           Jurisdiction of
                                                      Incorporation
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        1)   Pope & Talbot International Ltd.         British Columbia

        2)   Pope & Talbot Ltd.                       British Columbia

        3)   Mackenzie Pulp Land Ltd.                 British Columbia

        4)   Pope & Talbot Mackenzie Pulp             Alberta
             Operations Ltd.

        5)   Pope & Talbot FSC, Inc.                  U.S. Virgin Islands

        6)   Pope & Talbot Wis., Inc.                 Delaware

        7)   Penn Timber, Inc.                        Oregon

        8)   Pope & Talbot Relocation Services,       Oregon
             Inc.

        9)   P&T Power Company                        Oregon

        10)  Pope & Talbot Pulp Sales USA, Inc.       Delaware

        11)  Pope & Talbot Pulp Sales Europe          Belgium
             SPRL

        12)  Pope & Talbot Lumber Sales, Inc.         Delaware

        13)  Halsey Cl0/2/ Limited Partnership        Oregon

        14)  P&T Community Trust                      British Columbia

        15)  P&T Funding Ltd.                         British Columbia

        16)  P&T Funding Limited Partnership          British Columbia


All subsidiaries of the registrant do business under the name of the corporation.